Exhibit 99.1

California BanCorp Reports Financial Results for the First Quarter

Ended March 31, 2020

OAKLAND, Calif., May 1, 2020 – California BanCorp (the “Company”) (Nasdaq-CALB), the parent company of California Bank of Commerce (the “Bank”), today announced its financial results for the first quarter ended March 31, 2020.

Net income was $473 thousand for the first quarter of 2020, representing a decrease of $105 thousand, or 18% compared to $578 thousand for the fourth quarter of 2019 and a decrease of $1.4 million, or 75%, compared to $1.9 million for the first quarter of 2019. Diluted earnings per share of $0.06 for the first quarter of 2020 compared to $0.07 for the fourth quarter of 2019 and $0.23 for the same period one year ago.

“As we all experience the pressure that the COVID-19 pandemic has caused, the first quarter represents the culmination of an extraordinary effort launched in 2018 to expand our activities, build capabilities and advance our infrastructure. During the quarter, we continued to advance these initiatives while engaging responses during this human crisis to focus on ensuring the health and safety of our employees, helping our clients navigate a challenging, rapidly changing situation, and positioning the Bank to consistently execute our strategy,” said Steven Shelton, President and CEO of California BanCorp. “As the broader economic picture remains uncertain, our solid financial foundation of strong capital and liquidity should position us well for the current environment. We believe our clients entered this event in a position of financial strength, and the combination of their financial health and available financing tools will enable us to support and lend to our clients and manage the impact of a weaker economy while investing in our long-term growth.”

Highlights:

•	Listed on Nasdaq Global Select Market effective March 20, 2020

•	Launched Sponsor Finance Division

•	Engaged business continuity plans in response to the COVID-19 pandemic

Financial Position

March 31, 2020 compared to March 31, 2019

•	Total assets increased by $169.0 million, or 16% to a record level of $1.21 billion.

•	Total deposits increased by $157.7 million, or 18% to a record level of $1.03 billion. Average deposits increased $145.3 million, or 17%.

•	Noninterest-bearing demand deposits increased $67.5 million, or 20%.

•	Gross loans increased by $82.6 million, or 9% to a record level of $968.9 million. Average gross loans increased $93.0 million, or 11%.

March 31, 2020 compared to December 31, 2019

•	Total assets increased by $55.4 million, or 5%.

•	Total deposits increased by $40.6 million, or 4%.

•	Gross loans increased by $19.3 million, or 2%.

Income Statement

Three months ended March 31, 2020 compared to March 31, 2019

•	Net income decreased by $1.4 million, or 75% to $473 thousand.

•	Net interest income increased by $345 thousand, or 4% to $10.2 million.

•	Provision for loan losses decreased by $181.0 thousand, or 31%, to $400 thousand.

•	Operating expenses increased $2.8 million, or 37%, to $10.4 million.

Three months ended March 31, 2020 compared to December 31, 2019

•	Net income decreased by $105 thousand, or 18% to $473 thousand.

•	Net interest income decreased by $402 thousand, or 4% to $10.2 million.

•	Provision for loan losses decreased by $600 thousand, or 60%, to $400 thousand.

•	Operating expenses increased by $582 thousand, or 6%, to $10.4 million.

Impact of and Response to the COVID-19 Pandemic

In response to the rapidly evolving COVID-19 pandemic, the Company focused first on the well-being of its people, customers and communities. Preventive health measures were put in place including elimination of business-related travel requirements, mandatory work from home for all employees able to do so, social distancing precautions for all employees in the office and customers visiting branches, and preventive cleaning at offices and branches.

The Company also focused on business continuity measures including monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors to ensure full functionality throughout this event.

The Company has also taken measures to both support customers affected by the pandemic and to maintain strong asset quality, including:

•

Helping business clients through the Paycheck Protection Program (“PPP”) and other loan products; following its launch in early April, we processed 100% of approximately 559 applications received under the PPP and all of the applications we submitted to the SBA have received approval. PPP loans approved to date represent approximately $323 million of funding.

•	Offering flexible repayment options to current clients and a streamlined loan modification process, when appropriate

•	Implementing a broad-based risk management strategy to manage credit segments on a real-time basis

•	Monitoring portfolio risk and related mitigation strategies by segments

•	Contacting clients in order to assess credit situations and needs and develop long-term contingency financial plans

The Company anticipates that it will take advantage of federal facilities in connection with funding loans under the PPP.

Balance Sheet

Total assets reached a record $1.21 billion as of March 31, 2020, up $169.0 million, or 16% compared to March 31, 2019 and $55.4 million, or 5% over December 31, 2019.

Total asset growth was driven by growth in deposits which increased by $157.7 million, or 18%, to $1.03 billion at March 31, 2020 from $871.2 million at March 31, 2019, and $40.6 million, or 4%, from $988.2 million at December 31, 2019.

Commercial noninterest-bearing deposits represented $67.5 million of total deposit growth year over year, and $16.0 million compared to December 31, 2019, growth of 20% year over year and 4% linked quarter. Noninterest-bearing deposits at March 31, 2020 were 39.2% of total deposits compared to 38.5% of total deposits at March 31, 2019 and 39.2% at December 31, 2019.

At March 31, 2020 growth in interest-bearing deposits of $90.2 million compared to March 31, 2019 was comprised of growth in money market and savings balances of $45.0 million and time deposits of $50.0 million, partially offset by a decline in interest-bearing demand deposits of $4.8 million. Compared to December 31, 2019, interest-bearing deposits grew $24.6 million, primarily due to growth in credit enhanced time deposits through the CDARs network.

Total gross loans increased by $82.6 million, or 9% to $968.9 million at March 31, 2020, from $886.3 million at March 31, 2019 and by $19.3 million, or 2%, from $950.0 million at December 31, 2019. Compared to the same date last year, loan growth was primarily driven by growth of $47.3 million in commercial and industrial loans and $34.0 million in commercial real estate loans. Compared to December 31, 2019, growth within the loan portfolio was primarily comprised of growth in commercial and industrial loans of $26.6 million offset by a decrease in commercial real estate loans of $6.2 million.

Total shareholder’s equity increased by $7.5 million, or 6% to $131.2 million at March 31, 2020 from $123.7 million at March 31, 2019 and $130.3 million at December 31, 2019. The increases are primarily attributed to retention of earnings. Tangible book value per common share increased to $15.22 at March 31, 2020 from $15.16 at December 31, 2019, and $14.42 at March 31, 2019.

Asset Quality

The provision for credit losses decreased to $400 thousand for the first quarter of 2020, compared to $581 thousand for the first quarter of 2019 and $1.0 million for the fourth quarter of 2019. Net loan (recoveries) charge-offs in the first quarter of 2020 were $(90) thousand, or (0.04)% of average loans (annualized), compared to net charge-offs of $131 thousand, or 0.06%, in the first quarter of 2019 and $338 thousand, or 0.14%, in the fourth quarter of 2019.

Non-performing assets (“NPAs”) to total assets of 0.22% at March 31, 2020, compared to 0.40% at March 31, 2019 and 0.24% at December 31, 2019. Non-performing loans were $2.7 million at March 31, 2020 compared to $4.2 million at March 31, 2019 and $2.8 million at December 31, 2019. At March 31, 2020, the allowance represented 436% coverage of non-performing assets, up from 269% at March 31, 2019 and 402% at December 31, 2019.

The allowance for loan losses increased by $490 thousand to $11.6 million, or 1.19% of total loans at March 31, 2020, compared to $11.3 million, or 1.27% of total loans at March 31, 2019 and $11.1 million, or 1.17% of total loans at December 31, 2019. The Company has elected to defer implementation of ASU 2016-13, which is referred to as the current expected credit loss (CECL) model and as such the change in the allowance was primarily the result of provisions determined under the incurred loss model which considered charge-off activity loan growth.

Net Interest Income and Net Interest Margin – three months ended March 31, 2020 and March 31, 2019

Net interest income for the three months ended March 31, 2020, was $10.2 million, an increase of $345 thousand, or 4% over $9.8 million for the same period in 2019. The increase in net interest income was primarily due to growth in average earning assets offset, in part, by lower average yields.

Average total interest-earning assets increased by $140.5 million, or 15.0% to $1.08 billion in the first quarter of 2020 from $936.9 million for the same period during 2019. For the three months ended March 31, 2020, growth in average deposits outpaced growth in average loans when compared to the same period of 2019 as the Company worked to strengthen liquidity. Average deposit balances for the three months ended March 31, 2020 grew $145.3 million, or 17%, from the quarter ended March 31, 2019, while average loans grew $93.0 million, or 11%, for the same period. As a result, the average loan to deposit ratio for the first quarter of 2020 was 95.2% down from 100.5% for the first quarter of 2019 and the yield on average earning assets decreased 39 basis points to 4.59% from 4.98%.

In addition, the average yield on total average gross loans in the three months ended March 31, 2020 was 4.98%, a decrease of 19 basis points compared to 5.17% in the same period one year earlier.

Of the $145.3 million increase in average total deposit balances year over year, $42.9 million were noninterest-bearing deposits while $102.4 million were interest-bearing. The cost of interest-bearing deposits was 1.28% during the quarter ended March 31, 2020 compared to 1.20% in the same quarter one year earlier. In addition, the overall cost of average total deposit balances increased by 7 basis points to 0.80% in the first quarter of 2020 compared to 0.73% in the first quarter of 2019.

As a result, the net interest margin decreased by 46 basis points to 3.80% for the three months ended March 31, 2020, compared to 4.26% for the three months ended March 31, 2019.

Net Interest Income and Net Interest Margin – three months ended March 31, 2020 and December 31, 2019

Net interest income was $10.2 million for the three months ended March 31, 2020, a decrease of $402 thousand or 4% from $10.6 million for the quarter ended December 31, 2019. The decrease in net interest income includes a decrease of $503 thousand in interest income comprised of decreases in interest and fees on loans of $349.0 thousand and interest on excess funds and investment securities of $154 thousand.

The decrease in net interest income was primarily due to lower yields on average earning assets, which decreased to 4.59% in the three months ended March 31, 2020 from 4.72% in the three months ended December 31, 2019.

Partially offsetting the decrease in interest income was a decrease of $103.5 thousand in interest expense. The decrease in interest expense was primarily due to a decrease of $102.4 thousand in interest expense on interest-bearing deposits due to lower rates paid. The average rate paid on interest-bearing deposits decreased by 8 basis points to 1.28% in the first quarter of 2020 compared to 1.36% in the fourth quarter of 2019. Noninterest-bearing demand deposits averaged 38.4% of total deposits in the first quarter of 2020 compared to 38.6% for the prior quarter.

Primarily as a result of lower yields on average earning assets, the net interest margin of 3.80% in the first quarter of 2020 represented a decrease of 10 basis points from 3.90% during the fourth quarter of 2019.

Non-Interest Income and Expense – three months ended March 31, 2020 and March 31, 2019

During the three months ended March 31, 2020, non-interest income totaled $1.3 million, an increase of $427 thousand, or 49.4% over the three months ended March 31, 2019. This increase was primarily the result of increases in loan fees, income from bank-owned life insurance and other miscellaneous income partially offset by decreases in deposit service charges and gains on sales of loans.

During the three months ended March 31, 2020, non-interest expenses increased by $2.8 million or 36.7% to $10.4 million compared to $7.6 million in the same period of 2019. Of this increase, $2.0 million was in net salaries and benefits expenses, the result of hiring key executive and support staff positions to support the Company’s expansion initiatives and continued growth. In addition, approximately $400 thousand was due to severance benefits related to the departure of an executive.

Operating expenses for the three months ended March 31, 2020 also included increases in professional and legal fees related to implementation of FDICIA and SEC compliance controls and processes and the registration of the Company’s common shares of $597 thousand; occupancy and equipment from the expansion of facilities of $393 thousand; and data processing costs related to enhancement of treasury management systems of $106 thousand.

Non-Interest Income and Expense – three months ended March 31, 2020 and December 31, 2019

During the three months ended March 31, 2020, non-interest income totaled $1.3 million, an increase of $144 thousand, or 12.6% over the three-month period ended December 31, 2019. The increase was primarily the result of increases in deposit service charges, loan fees and other miscellaneous income compared to the prior quarter.

During the three months ended March 31, 2020, total non-interest expenses increased by $582 thousand, or 5.9% to $10.4 million compared to $9.8 million for the fourth quarter of 2019. This increase primarily related to implementation of FDICIA and SEC compliance controls and processes and registration of the Company’s common shares. Salary and benefits expense increased $708 thousand and included approximately $400 thousand to accrue severance benefits and higher payroll taxes.

“For the past two quarters our operating results have been materially impacted by a push to achieve two significant milestones: implementation of FDICIA compliance controls and the public listing of our shares on Nasdaq,” said Thomas A. Sa, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer of California Ban Corp. “In the first quarter of 2020, the impact of nonrecurring expenses was approximately $1.5 million. As we transition from implementation to recurring compliance efforts, we expect expense levels to trend back to more normalized levels.”

Please see our detailed First Quarter 2020 Unaudited Summary Financial Statements for more information.

Closing Remarks

“At California BanCorp, our people remain healthy and engaged and though the vast majority are working from home, they continue to go above and beyond the call of duty. I am proud of the entrepreneurial spirit our people continue to demonstrate in order to develop unique solutions and get the job done for our clients in this challenging time,” concluded Steve A. Cortese, Chairman, California BanCorp.

Forward-Looking Information

Statements in this news release regarding expectations and beliefs about future financial performance and financial condition, as well as trends in the Company’s business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that the Company makes about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond the Company’s control. As a result of those risks and uncertainties, the Company’s actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause the Company to make changes to future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the Company will not be able to continue its internal growth rate; the risk that the United States economy will experience slowed growth or recession or will be adversely affected by domestic or international economic conditions and risks associated with the Federal Reserve Board taking actions with respect to interest rates, any of which could adversely affect, among other things, the values of real estate collateral supporting many of the Company’s loans, interest income and interest rate margins and, therefore, the Company’s future operating results; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which we expect to file with the SEC during the second quarter of 2020, and readers of this release are urged to review the additional information that will be contained in that report.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and may continue to adversely affect, our business, operations, financial performance and prospects. Even after the COVID-19 pandemic subsides, it is possible that the U.S. and other major economies experience or continue to experience a prolonged recession, which could materially and adversely affect our business, operations, financial performance and prospects. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. The Company disclaims any obligation to update forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise, except as may be required by law.

About California BanCorp

California BanCorp, the parent company for California Bank of Commerce, offers a broad range of commercial banking services to closely held businesses and professionals located throughout Northern California. The stock trades on the Nasdaq Global Select Market under the symbol CALB (formerly CABC). For more information on California BanCorp, call us at (510) 457-3751, or visit us at www.californiabankofcommerce.com.

California BanCorp

Steven E. Shelton, (510) 457-3751

President and Chief Executive Officer

seshelton@bankcbc.com

Thomas A. Sa, (510) 457-3775

Senior Executive Vice President

Chief Financial Officer and

Chief Operating Officer

tsa@bankcbc.com

Source: California BanCorp

California BanCorp Financial Data as of March 31, 2020 (Unaudited)

($ Thousands)	For the three months ended			Change %
Income Statement	3/31/2020	12/31/2019	3/31/2019	QoQ	YoY
Interest and fees on loans	$11,783	$12,132	$10,954	(2.9%)	7.6%
Other interest income	520	674	540	(22.8%)	(3.8%)

Total interest income	12,303	12,806	11,494	(3.9%)	7.0%

Interest on deposits	1,994	2,096	1,543	(4.9%)	29.3%
Interest on borrowings and subordinated debentures	127	126	114	0.8%	10.9%

Total interest expense	2,121	2,222	1,657	(4.5%)	28.0%

Net interest income*	10,182	10,584	9,837	(3.8%)	3.5%
Provision for loan loss	400	1,000	581	(60.0%)	(31.1%)

Net interest income after provision	9,782	9,584	9,256	2.1%	5.7%

Service charges and other account fees	225	200	255	12.5%	(11.8%)
Loan related fees	745	652	370	14.3%	101.4%
Net gains on securities sales	(70)	—	—	0.0%	0.0%
Net gains on loan sales	—	17	23	(100.0%)	(100.0%)
Other	390	277	215	40.8%	81.4%

Total non-interest income*	1,290	1,146	863	12.6%	49.4%

Salaries and employee benefits	6,477	5,769	4,515	12.3%	43.5%
Occupancy and equipment expenses	1,139	1,160	745	(1.8%)	52.8%
Data processing, internet and software	526	521	419	1.0%	25.5%
Professional and legal	955	764	358	25.0%	166.7%
Other operating expenses	1,310	1,611	1,578	(18.7%)	(17.0%)

Total operating expenses	10,407	9,825	7,615	5.9%	36.7%

Net income before taxes	665	905	2,504	(26.5%)	(73.4%)
Income taxes	192	327	636	(41.3%)	(69.8%)

Net income	$473	$578	$1,868	(18.2%)	(74.7%)

*Revenue (net interest income + non-interest income)	11,472	11,730	10,700	(2.2%)	7.2%

Earnings Per Share
Basic earnings per share	$0.06	$0.07	$0.23	(18.5%)	(74.9%)
Diluted earnings per share	$0.06	$0.07	$0.23	(18.2%)	(74.9%)
Average shares outstanding	8,103,248	8,074,285	8,020,456
Average diluted shares	8,169,898	8,162,585	8,102,543

1

California BanCorp Financial Data as of March 31, 2020 (Unaudited)

	For the three months ended			Change $		Change %
Average Balance Sheet Items	3/31/2020	12/31/2019	3/31/2019	QoQ	YoY	QoQ	YoY
Total Assets	$1,167,803	$1,156,611	$995,362	$11,192	$172,441	1%	17%
Total Loans	952,303	937,973	859,326	14,330	92,977	2%	11%
Investments	28,294	32,156	42,719	(3,862)	(14,425)	-12%	-34%
Earning Assets	1,077,431	1,077,218	936,928	213	140,503	0%	15%
Non-Interest Bearing Deposits	375,038	382,426	332,114	(7,388)	42,924	-2%	13%
Total Deposits	999,984	994,122	854,654	5,862	145,330	1%	17%
Borrowings	15,070	14,976	10,744	94	4,326	1%	40%
Tangible Common Equity	123,744	122,684	115,034	1,060	8,710	1%	8%

	At the periods ended			Change $		Change %
Balance Sheet	3/31/2020	12/31/2019	3/31/2019	QoQ	YoY	QoQ	YoY
Cash and equivalents	$140,610	$114,342	61,320	$26,268	$79,290	23%	129%
Investment securities	34,344	28,555	42,009	5,789	(7,665)	20%	-18%
Other investments	4,402	4,402	3,536	—	866	0%	24%

Commercial loans	416,308	389,746	368,974	26,562	47,334	7%	13%
CRE loans	496,765	502,929	462,779	(6,164)	33,986	-1%	7%
Construction and land loans	41,697	42,519	38,764	(822)	2,933	-2%	8%
Other loans	14,175	14,458	15,801	(283)	(1,626)	-2%	-10%

Loans	968,945	949,652	886,318	19,293	82,627	2%	9%
Net deferred costs	2,902	2,555	2,385	347	517	14%	22%
Allowance for loan losses	11,565	11,075	11,250	490	315	4%	3%

Net loans	960,282	941,132	877,453	19,150	82,829	2%	9%

Premises and equipment, net	3,427	3,668	1,942	(241)	1,485	-7%	76%
Bank owned life insurance	23,284	22,316	17,933	968	5,351	4%	30%
Deferred income taxes, net	6,608	6,173	4,804	435	1,804	7%	38%
Core Deposit Intangible	235	245	276	(10)	(41)	-4%	-15%
Goodwill	7,350	7,350	7,350	—	—	0%	0%
Other assets and interest receivable	26,940	23,851	21,883	3,089	5,057	13%	23%

Total assets	$1,207,482	$1,152,034	$1,038,506	$55,448	$168,976	5%	16%

Demand deposits	$403,248	$387,267	$335,719	$15,981	$67,529	4%	20%
Interest bearing demand deposits	21,083	25,178	25,878	(4,095)	(4,795)	-16%	-19%
Money market & savings deposits	459,712	455,436	414,734	4,276	44,978	1%	11%
Time deposits	144,818	120,355	94,844	24,463	49,974	20%	53%

Total deposits	1,028,861	988,236	871,175	40,625	157,686	4%	18%

Borrowings	22,000	10,000	25,000	12,000	(3,000)	120%	-12%
Subordinated debentures, net	4,981	4,977	4,964	4	17	0%	0%
Other liabilities	20,447	18,565	13,710	1,882	6,737	10%	49%

Total liabilities	1,076,289	1,021,778	914,849	54,511	161,440	5%	18%

Common stock	106,790	106,427	105,105	363	1,685	0%	2%
Retained earnings	23,991	23,518	18,385	473	5,606	2%	30%
Other comprehensive income	412	311	167	101	245	32%	147%

Total shareholder’s equity	131,193	130,256	123,657	937	7,536	1%	6%

Total liabilities and equity	$1,207,482	$1,152,034	$1,038,506	$55,448	$168,976	5%	16%

Tangible book value per common share	$15.22	$15.17	$14.42
Total shares outstanding	8,121,848	8,092,966	8,045,399

2

California BanCorp Financial Data as of March 31, 2020 (Unaudited)

	For the three months ended
Performance Ratios	3/31/2020	12/31/2019	3/31/2019
Return on average assets	0.16%	0.20%	0.76%
Return on average tangible common equity	1.54%	1.87%	6.59%
Efficiency ratio	90.72%	83.76%	71.17%

Net Interest Margin
Net interest margin	3.80%	3.90%	4.26%
Average earning assets yield	4.59%	4.72%	4.98%
Average investment yield	2.72%	2.85%	3.14%
Average loan yield	4.98%	5.13%	5.17%
Average total deposit rate	0.80%	0.84%	0.73%
Average borrowing rate	3.34%	3.32%	4.31%

Other Ratios
Average total loans to total deposits	95.2%	94.4%	100.3%
Average C&I loans to total loans	41.5%	41.8%	40.2%
Average non-interest bearing deposits to total deposits	37.5%	38.5%	39.0%
Average core deposits to total deposits	87.8%	87.1%	88.8%

	At the periods ended
Capital Ratios - Bank	3/31/2020	12/31/2019	3/31/2019
Tier 1 leverage ratio	11.36%	10.44%	11.41%
Common equity tier 1 capital ratio	11.33%	10.38%	10.81%
Tier 1 risk-based capital ratio	11.33%	10.38%	10.81%
Total risk-based capital ratio	12.77%	11.79%	12.38%

	At the periods ended
Non-Performing Assets	3/31/2020	12/31/2019	3/31/2019
Non-Accrual Loans	$2,650	$2,753	$4,185
Restructured Loans	—	—

Total non-performing loans (NPL)	2,650	2,753	4,185
Other Real Estate Owned	—	—	—

Total non-performing assets (NPA)	$2,650	$2,753	$4,185

Restructured Loans Performing	624	646	1,586

Quarterly Net (Charge-offs)/Recoveries	$(90)	$338	$131

NPAs / Assets %	0.22%	0.24%	0.40%
NPAs / Loans and OREO %	0.27%	0.29%	0.47%
Loan Loss Reserves / Loans (%)	1.19%	1.17%	1.27%
Loan Loss Reserves / NPLs (%)	436%	402%	269%

3